Exhibit 4(d)(13) - Amendment 13 to revolving credit agreement with Congress Financial

                    AMENDMENT NO. 13 TO FINANCING AGREEMENTS


                                  April 2, 2003



One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.
1875 East Main Street
Duncan, South Carolina 29334

Gentlemen:

         Congress Financial Corporation (Southern) ("Lender"), One Price Clothing Stores, Inc. ("One Price") and One Price Clothing of Puerto Rico, Inc. ("One Price PR"; and together with One Price, individually referred to as a "Borrower" and collectively as the "Borrowers") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 25, 1996, between the Lender and Borrowers (the "Loan Agreement"), as amended by Amendment No. 1 to Financing Agreements, dated May 16, 1997, Amendment No. 2 to Financing Agreements, dated June 17, 1997, Amendment No. 3 to Financing Agreements, dated February 19, 1998, Amendment No. 4 to Financing Agreements, dated January 31, 1999, Amendment No. 5 to Financing Agreements, dated February 23, 2000, Amendment No. 6 to Financing Agreements, dated June 30, 2000, Amendment No. 7 to Financing Agreements, dated February 9, 2001, Amendment No. 8 to Financing Agreements, dated September 13, 2001, Amendment No. 9 to Financing Agreements, dated November 12, 2001, Amendment No. 10 to Financing Agreements, dated December 12, 2001, Amendment No. 11 to Financing Agreements, dated January 31, 2002, and Amendment No. 12 to Financing Agreements, dated September 25, 2002, and together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.

         Borrowers have requested that Lender agree to amend certain provisions of the Loan Agreement. Lender is willing to do so on the terms and conditions and to the extent set forth herein.

         In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

         1. Definitions.

                  (a) Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation of, each of the following definitions:

                           (i) "Amendment No. 13" shall mean this Amendment No.
13 to Financing Agreements by and among Borrowers and Lender, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                           (ii) "Capitalized Lease Obligations" shall mean any
obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

                           (iii) "Consolidated Net Income" shall mean, with
respect to any Person, the net income (or loss) of such Person and its Subsidiaries, on a consolidated basis for such period determined in accordance with GAAP; provided, that, (A) the net income of any Person in which such Person or any subsidiary of such Person has an ownership interest with a third party (other than a person that meets the definition of a Wholly-Owned Subsidiary) shall be included only to the extent of the amount that has actually been received by such Person or its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary of such person, the restrictions set forth in clause (B) below), and (B) the net income of any subsidiary of such Person that is subject to any restrictions or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation.

                           (iv) "EBITDA" shall mean, as to any Person, with
respect to any period, an amount equal to (A) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus, (B) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus, (C) Net Interest Expense of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus,
(D) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

                           (v) "Intellectual Property" shall mean, as to each
Borrower, such Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

                           (vi) "Net Interest Expense" shall mean, for any
period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP: (A) total interest expense, whether paid or accrued (including the interest component of Capitalized Lease Obligations for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments which, in accordance with GAAP, are required to be accounted for as interest expense minus (B) any net payments received during such period as interest income received in respect of its investments in cash and cash equivalents.

                           (vii) "One Price VI Security Agreements" shall mean,
collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (A) Amended and Restated Guarantee by One Price VI in favor of Lender with respect to the obligations of One Price and One Price PR, (B) General Security Agreement by One Price VI in favor of Lender, (C) UCC financing statements by and between One Price VI, as debtor and Lender, as secured party and (D) such other agreements, documents and instruments as Lender may require.

                           (viii) "Projections" shall mean the consolidated and
consolidating forecasts of One Price and its subsidiaries including (a) balance sheets, (b) profit and loss statements, and
(c) cash flow statements, all prepared on a basis consistent with the historical financial statements of One Price and its subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

                           (ix) "Receivables" shall mean, as to each Borrower,
all of the following now owned or hereafter arising or acquired property of such Borrower: (a) all Accounts; (b) all amounts at any time payable to such Borrower in respect of the sale or other disposition by such Borrower of any Account or other obligation for the payment of money; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (d) all payment intangibles of such Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to such Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Borrower or to or for the benefit of any third person (including loans or advances to any affiliates or subsidiaries of such Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of such Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Borrower in connection with the termination of any employee benefit plan and any other amounts payable to such Borrower from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Borrower is beneficiary).

                           (x) "Second ERF Letter of Credit" shall mean Standby
Letter of Credit No. 151388458 issued by Fleet
National Bank in the stated amount of $1,500,000 for the account of Participant and for the benefit of Lender which has an expiry date of August 5, 2003.

                           (xi) "UCC" shall mean the Uniform Commercial Code as
in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

                           (xii) "Wholly-Owned Subsidiary" shall mean any
subsidiary or such person to the extent all of the Capital
Stock or other ownership interests in such subsidiary (other than (A) directors' qualifying shares, and (B) an immaterial interest owned by other persons solely to comply with applicable law) is owned directly or indirectly by such person or a Wholly-Owned Subsidiary of such person.

         (b) Amendments to Definitions.

                  (i) The definition of "Availability Reserves" set forth in
Section 1.4 of the Loan Agreement is hereby amended to add the following to the end of such Section as follows:

                  "Commencing on the date of Amendment No. 13, Lender shall release $1,500,000 of the $1,876,000 Availability Reserve being maintained in respect of the Designated Letters of Credit in accordance with Section 1.4(d) of the Loan Agreement (the "Designated Availability Reserve"). On June 27, 2003 and each Friday thereafter through and including August 1, 2003, $250,000 of the Designated Availability Reserve shall be re-imposed (and the Borrower shall have repaid Revolving Loans to the extent necessary to prevent the occurrence of an Event of Default) so that on August 1, 2003, the Designated Availability Reserve shall be $1,876,000. Each re-imposition of the Designated Availability Reserve shall serve to reduce the stated amount of the Second ERF Letter of Credit in a like amount. To the extent that the imposition of any installment of the Designated Availability Reserve causes the outstanding amount of Revolving Loans and Letter of Credit Accommodations to exceed the amount of Revolving Loans and Letter of Credit Accommodations available to Borrowers pursuant to Sections 2.1 (other than Section 2.1.2) and 2.2 of the Loan Agreement (as calculated by Lender on the date each such reserve is imposed, subject to sublimits and Availability Reserves as provided for in the Loan Agreement), then Borrowers shall be deemed to have requested that the outstanding amount of the Second Supplemental Loan be increased by the amount of such excess in accordance with Section 2.1.2(a)(ii)(B) hereof; provided, that, all such increases shall not exceed $1,500,000 in the aggregate."

                  (ii) All references to the term "Financing Agreements" in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, this Amendment No. 13 and the One Price VI Security Agreements.

                  (iii) The definition of "Second Supplemental Loan Maturity Date" is hereby amended to delete the reference to "July 31, 2003" and replace it with "July 31, 2004".

         (c) Interpretation. For purposes of this Amendment, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

         2. Amendments.

                  (a) Accounts. Section 1.1 of the Loan Agreement is hereby deleted and replaced as follows:

                  ""Accounts" shall mean, as to each Borrower, all present and future rights of such Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card, including, without limitation Credit Card Receivables."

                  (b) Equipment. Section 1.21 of the Loan Agreement is hereby deleted and replaced as follows:

                  ""Equipment" shall mean, as to each Borrower, all of such Borrower's now owned or hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located."

                  (c) Inventory. Section 1.34 of the Loan Agreement is hereby deleted and replaced as follows:

                  ""Inventory" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business."

                  (d) Maximum Credit. Section 1.39 of the Loan Agreement is hereby deleted and replaced as follows:

                  ""Maximum Credit" shall mean the sum of: (a) Inventory Loan Limit plus (b) the Second Supplemental Loan Limit."

                  (e) Second Supplemental Loan. The definition of "Second Supplemental Loan" incorporated into the Loan Agreement by Amendment No. 8 is hereby deleted and replaced as follows:

                  ""Second Supplemental Loan" shall mean the loan(s), in an amount not to exceed the Second Supplemental Loan Limit, made by the Lender to or for the benefit of the Borrowers pursuant to terms and conditions of Section 2.1.2 hereof, as the same may be increased by (a) the amount of any draw by a beneficiary under any Designated Letters of Credit which is not immediately reimbursed by Borrowers to Lender, and (b) the amount of any reimposition of the Designated Availability Reserve pursuant to the terms of this Agreement which would at anytime cause the outstanding amount of Loans and Letter of Credit Accommodations to exceed the amount of Revolving Loans and Letter of Credit Accommodations available to Borrowers pursuant to Sections 2.1 and 2.2 of the Loan Agreement (as calculated by Lender, subject to sublimits and Availability Reserves as provided for in the Loan Agreement). As of the date of Amendment No. 13, the outstanding principal amount of the Second Supplemental Loan is $3,150,000."

                  (f) Second Supplemental Loan Limit. The definition of "Second Supplemental Loan Limit" incorporated into the Loan Agreement by Amendment No. 8 is hereby deleted and replaced as follows:

                  ""Second Supplemental Loan Limit" shall mean (i) $3,150,000 as automatically reduced by the amount of principal payments required to be made in respect of the Second Supplemental Loan in accordance with Section 2.1.2(c) hereof, on the date such payment is due plus (ii) the amount of any draw by a beneficiary under any Designated Letters of Credit which is not immediately reimbursed by Borrowers to Lender, plus (iii) the amount of any reimposition of the Designated Availability Reserve pursuant to the terms of this Agreement which would at anytime cause the outstanding amount of Loans and Letter of Credit Accommodations to exceed the amount of Revolving Loans and Letter of Credit Accommodations available to Borrowers pursuant to Sections 2.1 and 2.2 of the Loan Agreement (as calculated by Lender, subject to sublimits and Availability Reserves as provided for in the Loan Agreement); provided, that, the sum of (ii) plus (iii) shall not exceed $1,500,000."

                  (g) Designated Letters of Credit. The definition of "Designated Letters of Credit" incorporated into the Loan Agreement by Amendment No. 11 is hereby deleted and replaced as follows:

                  ""Designated Letters of Credit" shall mean the Letter of Credit Accommodations issued or opened by Lender for the account of any Borrower or Obligor and listed on Exhibit A to Amendment No. 13."

                  (h) Second Supplemental Loan. Section 2.1.2 of the Loan Agreement is hereby deleted and replaced as follows:

                  "2.1.2   Second Supplemental Loan.

                           (a) (i) Subject to, and upon the terms and conditions
                  contained in the Agreement and the other Financing Agreements, Lender agreed to make a Second Supplemental Loan to Borrowers in the original principal amount of $4,000,000 on the Closing Date (as such term is defined in Amendment No.8) and the outstanding principal balance of such Second Supplemental Loan is $3,150,000 as of the date of Amendment No. 13.

                                    (ii) Subject to, and upon the terms and
                  conditions contained in the Agreement and the other Financing Agreements, Lender hereby agrees to make additional advances to Borrower after the date of Amendment No. 13 as follows (which advances, if any, shall constitute an additional portion of the Second Supplemental Loan):

                                            (A) in the event that a draw is
honored under any Designated Letters of
                  Credit which is not immediately reimbursed by Borrowers (using the proceeds of Revolving Loans made pursuant to Section 2.1 hereof to the extent that there is sufficient availability for Lender to make such Revolving Loans in accordance with Section
                  2.1 hereof or otherwise), Borrowers shall be deemed to have requested an increase in the outstanding amount of the Second Supplemental Loan in an amount equal to the amount of any such draw; and

                                            (B) to the extent that the
imposition of any installment of the Designated
                  Availability Reserve in accordance with Section 1.4 hereof would at any time cause the outstanding amount of Revolving Loans and Letter of Credit Accommodations to exceed the amount of Revolving Loans and Letter of Credit Accommodations available to Borrowers pursuant to Sections 2.1 (other than Section 2.1.2) and 2.2 of the Loan Agreement (as calculated by Lender, subject to sublimits and Availability Reserves as provided for in the Loan Agreement), then Borrowers shall be deemed to have requested that the outstanding amount of the Second Supplemental Loan be increased by the amount of such excess; provided, that, all such increases shall not exceed $1,500,000 in the aggregate.
                                    (iii) The Second Supplemental Loan advances
                  described in subsection (ii) above, together with the outstanding $3,150,000 principal balance of the Second Supplemental Loan (referred to in subsection (i) above) shall, collectively, constitute the Second Supplemental Loan.

                           (b) All of the proceeds of any portion of the Second
                  Supplemental Loan shall be applied to reduce the outstanding principal balance of the Revolving Loans.

                           (c) Borrowers shall make the following principal
                  payments on or before each of the following dates in respect of the Second Supplemental Loan so long as no Event of Default or act, condition or event which with notice or passage of time or both would constitute an event of default exists or has occurred on or as of such date:

                                            Date                         Payment
                                            ----                         -------
                                             8/31/02                     $50,000
                                             9/30/02                     $50,000
                                            10/31/02                    $275,000
                                            11/30/02                     $75,000
                                            12/31/02                    $400,000
                                            12/31/03                    $300,000
                                             4/30/04                    $250,000
                                             5/31/04                    $200,000
                                             6/30/04                    $125,000
                                             7/14/04                    $125,000
                                             7/31/04    Remaining Balance of
                                                        Second Supplemental Loan
                                                        and related Obligations

                           (d) On each Friday, during the period commencing with
                  June 27, 2003 and ending with August 1, 2003, Borrower shall be deemed to have requested Revolving Loans pursuant to
                  Section 2.1 hereof to pay any portion of the Second Supplemental Loan, if any, attributable to Section 2.1.2(a)(ii)(B) above and the proceeds of such Revolving Loans shall be applied to that portion of the Second Supplemental Loan to the extent that (i) there is sufficient availability for Lender to make such Revolving Loans in accordance with
                  Section 2.1 hereof, and (ii) on the date of any such payment, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an event of default exists or has occurred on or as of such date.

                           (e) In addition to the payments provided for in
                  subsection (d) above, on August 4, 2003, Borrower shall be deemed to have requested Revolving Loans pursuant to Section
                  2.1 hereof to pay any increase of the Second Supplemental Loan, if any, attributable to Section 2.1.2(a)(ii)(A) and (B) above and the proceeds of such Revolving Loans shall be applied to that portion of the Second Supplemental Loan to the extent that (i) there is sufficient availability for Lender to make such Revolving Loans in accordance with Section 2.1 hereof, and (ii) on the date of any such payment, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an event of default exists or has occurred on or as of such date.

                           (f) In addition to the mandatory prepayments of the
                  Second Supplemental Loans set forth in Subsection (d) and (e) above, Borrowers may prepay any portion of the Second Supplemental Loan prior to the Second Supplemental Loan Termination Date (subject to Sections 3.4.4 and 12.1.2 hereof) to the extent that on the date of any such prepayment and after giving effect thereto no Event of Default or act, condition or event which with notice or passage of time or both would constitute an event of default exists or has occurred on or as of such date; provided, that, (i) any prepayments made by Borrowers in respect of the Second Supplemental Loan pursuant to this subsection (f) shall be applied to the foregoing installments in the order of their maturity, (ii) any amounts prepaid on account of the Second Supplemental Loan pursuant to this subsection (f) cannot be reborrowed by the Borrowers.

                           (g) The Borrowers shall repay the entire unpaid
                  balance of the Second Supplemental Loan on the Second Supplemental Loan Termination Date."

                  (i) Second Supplemental Loan Extension Fee. A new Section
3.4.10 of the Loan Agreement is hereby added to the end of Section 3.4 as follows:

                  "3.4.10 Second Supplemental Loan Extension Fee. As compensation for the Lender's agreements hereunder, Borrowers shall pay to Lender, on the date of Amendment No. 13, for the account of Participant, a Second Supplemental Loan Extension Fee in the amount of $75,000. Such fee is fully earned and payable as of the date hereof and may be charged directly to the loan account of Borrowers maintained by Lender."

                  (j) Second ERF Letter of Credit Fees. A new Section 3.4.11 of the Loan Agreement is hereby added to the end of Section 3.4 as follows:

                  "3.4.11 Second ERF Letter of Credit Fees. Borrowers shall pay to Lender (for the account of Participant) the following non-refundable fees, which shall be fully earned on the dates such fees are payable: (a) a monthly fee of one (1%) of the average daily principal outstanding amount of the Second ERF Letter of Credit payable on the date hereof and, thereafter, on the first day of each month commencing May 1, 2003 and ending on the expiration date of the Second ERF Letter of Credit, pro-rated for partial months and (b) a fee equal to the fees and costs charged by the issuer of the Second ERF Letter of Credit to Participant in connection with the issuance and maintenance of the Second ERF Letter of Credit, due monthly in advance on the first day of each month prior to the expiration date of the Second ERF Letter of Credit, pro-rated for partial months."

                  (k) Security Interest. Section 5 of the Loan Agreement is hereby deleted and replaced as follows:

                  "5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower hereby grants to Lender, and confirms, reaffirms and restates its prior grant to Lender of, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender, as security, all personal and real property and fixtures and interests in property and fixtures of each Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender from either Borrower or any Obligor, collectively, the "Collateral"), including:

                  (a)      all Accounts;

                  (b) all general intangibles, including, without limitation, all Intellectual Property;

                  (c) all goods, including, without limitation, Inventory and Equipment (other than motor vehicles);

                  (d) all Real Property and fixtures; provided, that, in the case of Real Property acquired after the date hereof, the security interest in and lien hereby intended to be granted by Borrowers shall be further evidenced and/or effectuated by a mortgage or deed of trust or deed to secure debt satisfactory to Lender, contemporaneously with the purchase of such hereafter acquired Real Property;

                  (e) all chattel paper (including all tangible and electronic chattel paper);

                  (f)      all instruments (including all promissory notes);

                  (g)      all documents;

                  (h)      all deposit accounts;

                  (i) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

                  (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

                  (k) all investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and all monies, credit balances, deposits and other property of each Borrower now or hereafter held or received by or in transit to Lender or Participant or their respective affiliates or at any other depository or other institution from or for the account of each Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

                  (l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

                  (m) to the extent not otherwise described above, all Receivables;

                  (n)      all Records; and

                  (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

                  Section 5.2    Perfection of Security Interests.

                           (a) Each Borrower irrevocably and unconditionally
                  authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and any Borrower or any affiliate of any Borrower as debtor, as Lender may require, and including any other information with respect to any Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower hereby ratifies and approves all financing statements naming Lender or its designee as secured party and any Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratifies and confirms the authorization of Lender to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Lender to adopt on behalf of Borrowers any symbol required for authenticating any electronic filing. In the event that the description of the Collateral in any financing statement naming Lender as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall Borrowers at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and any Borrower as debtor.

                           (b) Neither of Borrowers has any chattel paper
                  (whether tangible or electronic) or instruments as of the date hereof, except with respect to loans to employees permitted under Section 9.10(c) hereof. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, such Borrower shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Lender, all tangible chattel paper and instruments that such Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree. At Lender's option, each Borrower shall, or Lender may at any time on behalf of any of Borrowers, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation (Southern), as Lender and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

                           (c) In the event that any Borrower shall at any time
                  hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender's request, each Borrower shall take, or cause to be taken, such actions as Lender may reasonably request to give Lender control of such electronic chattel paper under the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

                           (d) Neither of Borrowers has any deposit accounts as
                  of the date hereof, except as set forth in Schedule 6.3 hereof. No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such deposit account, such Borrower shall, as Lender may specify, either (A) deliver to Lender a deposit account control agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained or
                  (B) arrange for Lender to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Lender. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's salaried employees.

                           (e) Neither of Borrowers owns or holds, directly or
                  indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in Schedule 5.2(e) hereof.

                                    (i) In the event that any Borrower shall be
                  entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to any Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Lender thereof and shall, as Lender may specify, either (A) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of any Borrower or such nominee, or (B) arrange for Lender to become the registered owner of the securities.

                                    (ii) Neither of Borrowers shall, directly or
                  indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Lender shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, each Borrower shall, as Lender may specify, either (1) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by any of Borrowers and such securities intermediary or commodity intermediary or (2) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender.

                           (f) Neither of Borrowers is the beneficiary or
                  otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof. In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Lender thereof in writing. Such Borrower shall immediately, as Lender may specify, either
                  (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit to Lender by Borrowers and agreeing to make all payments thereon directly to Lender or as Lender may otherwise direct or (ii) cause Lender to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

                           (g) Neither of Borrowers has any commercial tort
                  claims as of the date hereof. In the event that any Borrower shall at any time after the date hereof have any commercial tort claims (for which the amount of the claim of a Borrower has a value in excess of $10,000), such Borrower shall promptly notify Lender thereof in writing, which notice shall
                  (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Lender of a security interest, in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrowers of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and each Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

                           (h) Neither of Borrowers has any goods, documents of
                  title or other Collateral in the custody, control or possession of a third party as of the date hereof except for goods in transit to a location of any Borrower permitted herein in the ordinary course of business of Borrowers in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person, Borrowers shall promptly notify Lender thereof in writing. Promptly upon Lender's request, each Borrower shall deliver to Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower.

                                    (i) Borrowers shall take any other actions
                  reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower's signature thereon is required therefor, (ii) causing Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral,
                  (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iv) obtaining the consents and approvals of any governmental authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction."

                  (l) Collateral Reporting.

                           (i) Section 7.1(a) of the Loan Agreement is amended
to add the following to the end of such subsection as follows:

                  "(v) a detailed report of the Value of the Inventory Borrowers have received during such week;"

                           (ii) Section 7.1(b) of the Loan Agreement is amended
to:

                                    (A) delete subsection (iv) thereof and
replace it as follows:

                  "(iv) reports of net sales for each category of Inventory".

                                    (B) add the following to the end of such
subsection as follows:

                  "(vi) a gross margin report for each Borrower in form and substance satisfactory to Lender, (viii) a detailed report of the Value of the Inventory Borrowers have received during such fiscal month;"

                           (iii) Section 7.1 of the Loan Agreement is amended to
add the following subsection (e) to the end thereof after subsection (d):

                           "(e) on a quarterly basis or more frequently as Lender may request, a gross margin report for each Borrower in form and substance satisfactory to Lender."

                  (m) Inventory Covenants. Section 7.3(d) of the Loan Agreement is hereby deleted and replaced as follows:

                  "(d) upon Lender's request, (i) Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period (at times to mutually agreed to by Borrowers and Lender), but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely and, (ii) Borrowers shall (to the extent that Borrowers have not been requested by Lender to deliver an appraisal as described in Section (d)(i) hereof in the previous three (3) month period), at their expense, no more than one (1) time per fiscal quarter of Borrowers, deliver or cause to be delivered to Lender, a "desktop" appraisal prepared by such an appraiser commencing with the fiscal quarter of Borrowers ending on August 2, 2003;"

                  (n) Transactions with Affiliates. Section 9.12(a) of the Loan Agreement is hereby amended to delete such Section and replace it as follows:

                  "(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other affiliate of such Borrower, except for (i) sales of Inventory to or purchases of Inventory by a Borrower, as to which the selling or purchase price is not less than the cost thereof to the seller thereof,
                  (ii) retail or sample sales to employees in the ordinary course of business, or (iii) sales of Inventory by a Borrower to One Price VI as to which the selling or purchase price is not less than the cost thereof to such Borrower and the intercompany receivables arising from such sales shall not exceed, in the aggregate, $400,000 at any time."

                  (o) Adjusted Net Worth. Section 9.14 of the Loan Agreement is hereby deleted and replaced as follows:

                  "9.14 Intentionally deleted as of February 1, 2003."

                  (p) Working Capital. Section 9.15 of the Loan Agreement is hereby deleted and replaced as follows:

                  "9.15 Intentionally deleted as of February 1, 2003."

                  (q) Excess Availability. Section 9.15.1 of the Loan Agreement is hereby amended to delete subsection (c) thereof and replace it as follows:

                  "(c) for the period commencing January 1, 2003 and at all times thereafter, maintain Excess Availability of not less than the sum of: (i) $1,500,000 plus (ii) the amount of any increase in the Second Supplemental Loan Limit pursuant to subsection (ii) of the definition of "Second Supplemental Loan Limit"."

                  (r) Additional Financial Covenants. Section 9.15 of the Loan Agreement is hereby amended to add the following new Section
                  9.15.2 on to the end thereof as follows:

                  "9.15.2 Additional Financial Covenants.

                           (a) EBITDA.

                                    (i) Borrowers, collectively, shall for each
                  fiscal quarter ending on the date listed below, have EBITDA in the aggregate amount of not less than the amount listed opposite each such fiscal quarter:




                           Fiscal Quarter Ending                       EBITDA

                           August 2, 2003                     $ 2,717,500
                           November 1, 2003                   $(5,298,300)
                           January 31, 2004                   $ 1,830,100

                  The Parentheticals above indicate that the number is negative.

                                    (ii) For each fiscal quarter ending on or
                  after the last date listed above, Borrowers, collectively, shall have EBITDA for such fiscal quarter of, in the aggregate, not less than ninety (90%) percent of the Projections for such period delivered by Borrowers to Lender pursuant to Section 7(f) of Amendment No. 13, which Projections must be acceptable to Lender.

                           (b) Minimum Gross Margins.

                                    (i) Borrowers, collectively, shall for each
                  fiscal quarter ending on the date listed below, maintain gross margins for such fiscal quarter (calculated at the end of each fiscal quarter) of not less than the amount listed opposite each such fiscal quarter:

                           Fiscal Quarter Ending            Gross Margin

                           August 2, 2003                     33.85%
                           November 1, 2003                   31.45%
                           January 31, 2004                   33.76%

                                    (ii) For each fiscal quarter ending on or
                  after the last date listed above, Borrowers, collectively, shall maintain a gross margin for such fiscal quarter of not less than ninety (90%) percent of the Projections for such period delivered by Borrowers to Lender pursuant to Section 7(f) of Amendment No. 13, which Projections must be acceptable to Lender.

                           (c) Monthly Net Sales.

                                    (i) Borrowers, collectively, shall for each
                  fiscal month ending on the date listed below, have net sales for such fiscal month of not less than the amount listed opposite each such fiscal month:


                           Month                              Net Sales

                           April 5, 2003             $24,650,000
                           May 3, 2003               $26,350,000
                           May 31, 2003              $25,500,000
                           July 5, 2003              $29,750,000
                           August 2, 2003            $21,250,000
                           August 30, 2003           $20,825,000
                           October 4, 2003           $21,845,000
                           November 1, 2003          $17,510,000
                           November 29, 2003         $19,635,000
                           January 3, 2004           $35,785,000
                           January 31, 2004          $14,450,000

                                    (ii) For each fiscal month ending on or
                  after the last date listed above, Borrowers, collectively, shall have net sales for such fiscal month of not less than eighty-five (85%) of the Projections for such period delivered by Borrower to Lender pursuant to Section 7(f) of Amendment No. 13, which Projections must be acceptable to Lender.

                           (d) Monthly Inventory Receipts.

                                    (i) Borrowers, collectively, shall for each
                  fiscal month ending on the date listed below, receive Inventory with a Value of not less than the amount listed opposite each such fiscal month:

                           Month                              Inventory Receipts

                           April 5, 2003                      $15,841,875
                           May 3, 2003                        $14,391,860
                           May 31, 2003                       $12,903,170
                           July 5, 2003                       $12,423,685
                           August 2, 2003                     $12,088,275

                                    (ii) For each fiscal month ending on or
                  after the last date listed above, Borrowers, collectively, shall, for such period, receive Inventory with a Value of not less than eighty-five (85%) of the Projections for such period delivered by Borrowers to Lender pursuant to Section 7(g) of Amendment No. 13, which Projections must be acceptable to Lender."

                  (s) Events of Default. In addition to the Events of Default set forth in the Loan Agreement and the other Financing Agreements, the occurrence of any of the following shall also constitute an Event of Default:

                           (i) if the Second ERF Letter of Credit shall be void
or invalid or the validity thereof shall be contested by the issuer with request thereto or by a Borrower or ERF or any other applicant with respect thereto, or

                           (ii) the issuer of the Second ERF Letter of Credit
shall fail to honor any properly presented draw thereunder in accordance with its terms, or deny it has any further liability or obligation thereunder or shall revoke, terminate or purport to revoke or terminate it, or

                           (iii) any injunctive relief or restraining order is
sought or granted which does or would, if granted, limit or impair the right of Lender to draw under the Second ERF Letter of Credit in accordance with the terms thereof or retain any funds drawn thereunder, or

                           (iv) the failure of Lender to receive the items set
forth in Section 7(a)(i), (ii), (iii), (iv) and (v) hereof by no later than April 15, 2003 or the failure of Lender to have a valid, perfected and enforceable first priority security interest in, and lien upon, the Collateral of One Price VI by no later than April 15, 2003 upon the recordation of any required financing statements.

Upon the occurrence of any such Event of Default described in (i), (ii) or (iii) above, Lender shall, in addition to all other rights and remedies available to Lender under any of the Financing Agreements, be entitled to immediately re-impose the $1,500,000 of the Designated Availability Reserves previously released pursuant to Section 1(b)(i) of this Amendment No. 13, to the extent not otherwise previously re-imposed. Upon the occurrence of any such Event of Default described in (iv) above, Lender shall, in addition to all other rights and remedies available to Lender under any of the Financing Agreements, be entitled to immediately re-impose a portion of the Designated Availability Reserve in the amount of the payment or draw referred to in (iv) above.

                  (t) Remedies. Section 10.2 of the Loan Agreement is hereby amended by adding the following subsections 10.2(e), 10.2(f) and 10.2(g) at the end thereof:

                           "(e) Lender may, at any time or times that an Event
                  of Default exists or has occurred and is continuing, (i) notify any or all account debtors and other Obligors in respect thereof that the Receivables have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors and other Obligors to make payment of Receivables directly to Lender,
                  (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its or their failure to collect or enforce the payment thereof nor for the negligence of its or their agents or attorneys with respect thereto and (iv) take whatever other action Lender may in good faith deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrowers shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Lender's request, hold the returned Inventory in trust for Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Lender's instructions, and not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

                           (f) To the extent that applicable law imposes duties
                  on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (i) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, (iii) to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iv) to fail to exercise collection remedies against account debtors, secondary Obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (v) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (vi) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vii) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (viii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (ix) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (x) to dispose of assets in wholesale rather than retail markets, (xi) to disclaim disposition warranties, (xii) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (xiii) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by any Borrower would not be commercially unreasonable in the exercise by Lender of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

                           (g) For the purpose of enabling Lender to exercise
                  the rights and remedies hereunder, Borrower and each Obligor hereby grants to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, provided, that, such license shall terminate on the date that Lender has received final payment and satisfaction in full of all of the Obligations in immediately available funds and this Agreement has been terminated."

         3. Schedule 6.3 to the Loan Agreement. The existing Schedule 6.3 to the Loan Agreement is hereby replaced with Schedule 6.3 constituting Exhibit C to this Amendment No. 13 and all references to such Schedule in the Loan Agreement or any other Financing Agreement shall refer to such schedule as so replaced.

         4. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrower to Lender, Borrower shall pay to Lender a fee for entering into this Amendment in the amount equal to $100,000, which fee is fully earned and payable as of the date hereof and may be charged directly to the loan account of Borrower maintained by Lender.

         5. Conditions Precedent. The effectiveness of the amendments set forth herein are further conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Lender:

                  (a) No Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

                  (b) Lender shall have received the original Second ERF Letter of Credit;

                  (c) Lender shall have received a true and correct copy of any consent, waiver or approval to or of this Amendment, which any Borrower or One Price VI is required to obtain from any other Person, and such consent, approval or waiver shall be in form and substance satisfactory to Lender;

                  (d) Lender shall have received a letter agreement, dated on or about the date hereof, by and among Borrowers, One Price VI and Lender, duly authorized, executed and delivered by each Borrower and One Price VI;

                  (e) Lender shall have received an original of the Amended and Restated Participation Agreement, dated on or about the date hereof, by and between Lender and Enhanced Retail Funding, LLC, duly authorized, executed and delivered by Enhanced Retail Funding, LLC;

                  (f) Lender shall have received the fee referred to in Section 4 hereof; and

                  (g) Lender shall have received an original of this Amendment, duly authorized, executed and delivered by each Borrower and One Price VI.

         6. Additional Representations, Warranties and Covenants. Each Borrower represents, warrants and covenants with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lender to Borrower:

                  (a) All of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

                  (b) No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred as of the date of this Amendment (after giving effect to the amendments to the Financing Agreements made by this Amendment).

                  (c) This Amendment has been duly executed and delivered by each Borrower and is in full force and effect as of the date hereof and the agreements and obligations of each Borrower contained herein constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms.

                  (d) Each Borrower and One Price VI do not have and shall not have any property or other interest in the Second ERF Letter of Credit or in any funds available or drawn thereunder.

                  (e) Borrowers and One Price VI shall take such steps and execute and deliver, and cause to be executed and delivered, to Lender, such additional UCC financing statements and termination statements, and other and further agreements, documents and instruments as Lender may require in order to more fully evidence, perfect and protect Lender's security interest in the Collateral of One Price VI.

                  (f) None of the transactions contemplated by this Amendment violate or will violate any applicable law or regulation, or do or will give rise to a default or breach under any agreement to which any Borrower or One Price VI is a party or by which any of their property is bound.

                  (g) Borrowers and One Price VI are not aware of the existence or occurrence of any act, condition or event which would permit the beneficiary under the Designated Letter of Credit identified on Exhibit A hereto to make a draw thereunder and such beneficiary has not advised Borrowers or One Price VI on or prior to the date hereof that it intends to make any draw thereunder.

         7. Additional Items to Be Delivered. Borrowers and One Price VI hereby agree that, in addition to all other terms, conditions and provisions set forth in the other Financing Agreements, Borrowers and One Price VI shall deliver or cause to be delivered to Lender, the following, in form and substance satisfactory to Lender, as soon as possible, but in any event, by no later than the dates listed below:



                  (a) by April 15, 2003, each of the following:

                           (i) an Information Certificate, dated as of the date
hereof, with respect to One Price VI, duly authorized, executed and delivered by One Price VI;

                           (ii) each of the One Price VI Security Agreements, as
duly authorized, executed and delivered by the parties thereto;

                           (iii) all consents, waivers, acknowledgments and
other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral of One Price VI or to effectuate the provisions of the One Price VI Security Agreements, Amendment No. 13 and the other Financing Agreements, including, without limitation, acknowledgments by lessors, mortgagees, warehousemen and processors of Lender's security interests in the Collateral of One Price VI, waivers by such persons of any Liens or other claims by such persons to the Collateral of One Price VI and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral of One Price VI;

                           (iv) (A) a copy of the formation documents of One
Price VI, and all amendments thereto, certified by the Secretary of State or comparable office of the United States Virgin Islands as of the most recent practicable date certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein, (B) a copy of its By-Laws or comparable documents certified by the Secretary of One Price VI, and (C) a certificate from the secretary of One Price VI dated the date hereof certifying: (1) that each of the foregoing documents remains in full force and effect, and have not been modified or amended, except as described therein, (2) as to incumbency of certain officers, and (3) evidencing the adoption and subsistence of corporate resolutions approving the execution, delivery and performance by One Price VI of the One Price VI Security Agreements;

                           (v) UCC, Federal and State tax lien and judgment
searches against One Price VI in all relevant jurisdictions, as determined by Lender;

                           (vi) an original of the Pledge and Security
Agreement, date on or about the date hereof, by One Price in favor of Lender with respect to all of the issued and outstanding Capital Stock of One Price PR and One Price VI, duly authorized, executed and delivered by One Price;

                           (vii) the original stock certificates representing
one hundred (100%) percent of the issued and outstanding shares of Capital Stock of each of One Price PR and One Price VI, together with the original stock powers, duly executed in blank with respect to such shares and the appropriate corporate authorizations with respect thereto; and

                           (viii) Credit Card Agreements and similar agreements
to which a Borrower or One Price VI is a party;

                  (b) by April 22, 2003,

                           (i) original good standing certificates (or its
equivalent) from the Secretary of State (or comparable official) from each jurisdiction where One Price VI conducts business; and

                           (ii) evidence of insurance and loss payee
endorsements required under the Financing Agreements with respect to Borrowers and One Price VI, in form and substance reasonably satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

                  (c) by May 1, 2003,

                           (i) the opinion letters of counsel to Borrowers with
respect to the execution and enforcement of the One
Price VI Security Agreements;

                           (ii) the original opinion letters of counsel to
Borrowers with respect to the execution, perfection and enforcement pledge of all of the shares of the Capital Stock of One Price PR and One Price VI and such other matters as Lender may require, duly authorized, executed and delivered by counsel to Borrowers;

                           (iii) Credit Card Acknowledgments from all Credit
Card Issuers or Credit Card Processors who are parties to any Credit Card Agreement or similar agreement to which One Price VI is a party; and

                           (iv) any agreements between the depository banks
listed on Schedule 6.3 hereto and a Borrower or One Price
VI as required under Section 6.3 of the Loan Agreement which have not been previously delivered to Lender;

                  (d) by May 15, 2003, written reports or appraisals with respect to the value of the leasehold interests of each Borrower or One Price VI, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely;

                  (e) by August 15, 2003, an Amended and Restated Loan and Security Agreement by and among Borrowers, One Price VI and Lender and such other amended and restated Financing Agreements or related deliveries as Lender may request;

                  (f) by no later than December 31st of each calendar year ending after the date hereof, the Projections for the next immediately succeeding fiscal year of Borrowers;

                  (g) by no later than each June 30th and December 31st of each fiscal year of Borrowers, the Projections with respect to Value of Inventory to be received by Borrowers for each of the six months immediately following such date;

                  (h) at any time, upon Lender's request, a Borrower or One Price VI shall use best efforts to promptly deliver to Lender each of the following, duly authorized, executed and delivered by the parties thereto: (i) a leasehold mortgage or deed of trust with respect to any leasehold interest requested by Lender, (ii) a title insurance policy with respect to such leasehold mortgage or deed of trust issued by a title company acceptable to Lender with respect thereto, (iii) the legal opinion of counsel to Borrowers or One Price VI with respect thereto and such other matters as Lender may request,
(iv) mortgagee's consent, estoppel certificate, landlord agreement or other agreement with respect to such leasehold interest or premises, and (v) such other or further agreements, documents or instruments related thereto as Lender may request.

         8. Miscellaneous.

                  (a) Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of Borrowers or One Price VI to comply with any of the covenants, conditions and agreements contained herein shall constitute an Event of Default under the Financing Agreements.

                  (b) Entire Agreement; Ratification and Confirmation of the Financing Agreements. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except for those provisions specifically modified or waived pursuant hereto, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

                  (c) Governing Law. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Georgia but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Georgia.

                  (d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.



                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                  (e) Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

         By the signature hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                                Very truly yours,

                                   CONGRESS FINANCIAL CORPORATION
                                   (SOUTHERN)

                                             By:  /s/ Barry M. Dolin
                                                  ------------------------------

                                             Title:  Vice President




AGREED AND ACCEPTED:

ONE PRICE CLOTHING STORES, INC.

By:  /s/ C. Burt Duren
     ---------------------------------------

Title: Vice President - Finance and Treasurer


ONE PRICE CLOTHING OF PUERTO RICO, INC.

By:  /s/ C. Burt Duren
     ---------------------------------------

Title: Vice President - Finance and Treasurer


CONSENTED TO AND AGREED:

ONE PRICE CLOTHING - U.S. VIRGIN ISLANDS, INC.

By:  /s/ C. Burt Duren
     ---------------------------------------

Title: Vice President - Finance and Treasurer

                                    EXHIBIT A
                                       TO
                    AMENDMENT NO. 13 TO FINANCING AGREEMENTS


                          Designated Letters of Credit


LC Number                          LC Expiry Date                     LC Amount

SM411241P                          January 01, 2010                   $1,876,000

                                    EXHIBIT B
                                       TO
                    AMENDMENT NO. 13 TO FINANCING AGREEMENTS

                      New Schedule to Loan Agreement 5.2(e)

                                 [See Attached]

                                    EXHIBIT C
                                       TO
                    AMENDMENT NO. 13 TO FINANCING AGREEMENTS

                       New Schedule 6.3 to Loan Agreement

                                 [See Attached]